Exhibit 21.1
List of Subsidiaries

Entity Name	Jurisdiction of Incorporation
GCAM, LLC	Delaware
GAIN Holdings, LLC	Delaware
GAIN Capital Group, LLC	Delaware
S.L. Bruce Financial Corporation	Ohio
GAIN Capital Securities, Inc.	Delaware
GAIN Capital Holdings International, LLC	Delaware
GAIN Global Markets, Inc.	Cayman Islands
Island Traders (Cayman), Limited	Cayman Islands
GAIN Capital-Forex.com Hong Kong, Ltd.	Hong Kong
Forex.com Japan Co., Ltd.	Japan
GAIN Capital Forex.com Australia Pty. Ltd.	Australia
GAIN Capital-Forex.com Singapore, Ltd.	Singapore
GAIN Capital-Forex.com U.K., Ltd.	England and Wales
GAIN Capital-Forex.com Canada, Ltd.	Canada
GAIN GTX, LLC	Delaware
GAIN GTX, Singapore Pte. Ltd.	Singapore
GAIN Capital Service Company, LLC	Delaware
GAIN Capital Holdings International, B.V.	The Netherlands
GAIN Capital Holdings International Finance Company, B.V.	The Netherlands
GAIN Capital GTX International, B.V.	The Netherlands
GAIN Capital – Forex.com International, B.V.	The Netherlands
GAIN Global Markets International, B.V.	The Netherlands
GAIN Capital – Forex.com Cyprus Ltd.	Cyprus
GTX SEF, LLC	Delaware
Global Futures & Forex, Ltd.	Michigan
GFT Global Markets UK, Ltd.	England
GFT Global Markets Asia PTE, Ltd.	Singapore